EXHIBIT 10.22





December  10,  1998


Mr.  Peter  Rugg
4  Glenheather  Court
Dallas,  Texas  75225

Dear  Peter:

After consultation with tax advisors and appropriate Board members, Triton is willing to commit to the following if accepted by you by December 15, 1998:

1. If your employment is terminated any time, for any reason other than by Triton Exploration Services, Inc. (the "Company") for Cause (as defined in your employment agreement), the Company will pay you $1 million as severance, and a lump sum (determined by Milliman & Robertson) equal to the net present value of your SERP benefits that are vested by years of service in satisfaction of its obligations to you under the SERP.

2. In addition to any amounts payable under paragraph 1, if (x) your employment is terminated any time, for any reason other than by the Company for Cause (as defined in your employment agreement) and (y) you agree to enter into a consulting agreement providing for services to be rendered by you for a period of six months (but which will not require you to commit more than 25% of your business time during such term unless you otherwise agree) and an agreement not to compete for a term that is mutually agreeable to you and the Company (but not less than six months or more than one year unless we otherwise agree) in forms reasonably acceptable to each of us, the Company will pay you your current base salary through the date of termination of your employment and will pay you a lump sum of an amount that when added to the paragraph 1 amounts will equal $2 million. As additional compensation for your consulting services and agreement not to compete, all options held by you at the time of termination of your employment will be exercisable for three years after termination of your employment.

3. Upon termination, you and the Company will enter into a severance agreement with full mutual releases in the form used in the Company's July 1997 reduction in force and pursuant to which the Company will agree to pay directly any COBRA payments to provide you and your dependents medical and dental health insurance for a period of two years or until you are no longer eligible for COBRA.

You and the Company acknowledge our mutual belief that the excise tax (the "Excise Tax"), imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, will not apply to the payments contemplated by paragraphs 1 and 2 of this letter agreement (the "Payments"). In the event that the Internal Revenue Service asserts that an Excise Tax is due in respect of the Payments, however, you will promptly notify the Company of such claim. Upon receipt of such notice, the Company will have the right to require that you either pay the claim, in which case (if you did not theretofore file a personal income tax return reflecting the application of the Excise Tax) the Company will pay the amount of the Excise Tax payable in respect of the Payments, or contest the claim, in which case the Company will pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest, and if such contest is unsuccessful, the Company will pay any Excise Tax or other tax (including interest and penalties with respect thereto) imposed in respect of the Payments as a result of such contest. The Company will have the right to control all proceedings taken in connection with such contest and you agree to take such action in connection with contesting such claim as the Company shall reasonably request, including, without limitation, accepting legal representation by an attorney selected by the Company (who shall be reasonably satisfactory to you).

If the foregoing is acceptable to you, please so indicate by signing the enclosed copy, whereupon this letter agreement will become binding and will supersede your employment agreement.

Very  truly  yours,

TRITON  EXPLORATION  SERVICES  INC.

By:  ____________________________________
Its:  ____________________________________


TRITON  ENERGY  LIMITED,  as  guarantor


By:  ____________________________________
Its:  ____________________________________


________________________________________
PETER  RUGG